EXHIBIT 99.1
NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD HOSPITALITY TRUST, INC. ANNOUNCES FINAL RESULTS OF EXCHANGE OFFERS FOR ALL OUTSTANDING SERIES OF ITS PREFERRED STOCK

DALLAS, November 23, 2020 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) today announced final results of its previously commenced offers to exchange (each an “Exchange Offer” and collectively the “Exchange Offers”) any and all shares of the Company’s 8.45% Series D Cumulative Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), 7.375% Series F Cumulative Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock”), 7.375% Series G Cumulative Preferred Stock, par value $0.01 per share (the “Series G Preferred Stock”), 7.50% Series H Cumulative Preferred Stock, par value $0.01 per share (the “Series H Preferred Stock”) and 7.50% Series I Cumulative Preferred Stock, par value $0.01 per share (the “Series I Preferred Stock”, and together with the Series D Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock, the “Preferred Stock”) for newly issued shares of the Company’s common stock, par value $0.01 (the “Common Stock”). The Exchange Offers expired at 5:00 p.m., New York City time, on November 20, 2020 (the “Expiration Date”).

Exchange Offer Results
Computershare Trust Company, N.A., the exchange agent for the Exchange Offers, has advised the Company that as of the Expiration Date, approximately 30% of the shares of Preferred Stock eligible for exchange were tendered, broken out as follows:
•575,382 shares of Series D Preferred Stock were validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 24% of the Series D Preferred Stock offered for exchange;
•1,754,738 shares of Series F Preferred Stock were validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 37% of the Series F Preferred Stock offered for exchange;
•1,662,813 shares of Series G Preferred Stock were validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 27% of the Series G Preferred Stock offered for exchange;
•1,029,026 shares of Series H Preferred Stock were validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 27% of the Series H Preferred Stock offered for exchange; and
•1,857,747 shares of Series I Preferred Stock were validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 34% of the Series I Preferred Stock offered for exchange.
The transaction will result in the issuance of approximately 38,388,760 new shares of the Company’s Common Stock. The closing of the Exchange Offers is expected to occur on November 25, 2020.
Where You Can Find Additional Information
In connection with the Exchange Offers (which expired on the Expiration Date), the Company filed a registration statement on Form S-4 (as amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) for the purpose of registering the Common Stock issued pursuant to the Exchange Offers under the Securities Act of 1933, as amended. The Registration Statement was declared effective on September 9, 2020 at 4:00 p.m. ET. The Company has also filed with the SEC a Schedule TO for the Exchange Offers and a proxy statement on Schedule 14A to solicit proxies from the holders of its Common Stock to approve the relevant items upon which the holders of the Common Stock were entitled to vote (as amended, the “Proxy Statement”).
This does not constitute an offer of any securities for sale. Further, this communication is not a solicitation of a proxy from any security holder of the Company and shall not constitute the solicitation of an offer to buy securities.
Investors should read the Registration Statement and the Schedule TO for the Exchange Offers as they contain important information about the Exchange Offers, the Company and the other proposed transactions. Holders of Common Stock should read the Proxy Statement and any other relevant documents because they contain important information about the Company and the proposed transactions. The Registration Statement, Schedule TO and Proxy Statement are available for free on the SEC’s website, www.sec.gov. The prospectus included in the Registration Statement and additional copies of the Proxy Statement will be available for free from the Company for the applicable shareholders of the Company.
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Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the Company’s strategy and future plans. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: the impact of the novel strain of coronavirus (COVID-19) on our business; the ability of the Company and the Company’s advisor, Ashford Inc., to continue as a going concern; the timing and outcome of the Securities and Exchange Commission’s investigation; our ability to meet the New York Stock Exchange continued listing standards; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; general volatility of the capital markets and the market price of our common stock and preferred stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We will not publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise except to the extent required by law.